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                                                                       Exhibit 5

                                October 13, 1999



PlanetRX.com, Inc.
349 Oyster Point Blvd., Suite 201
South San Francisco, CA 94080

          Re: PlanetRX.com, Inc. ("PlanetRX.com") Registration Statement for Offering of 12,884,045 Shares of Common Stock

Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 9,544,045 shares of Common Stock available for issuance under the Company's 1999 Equity Incentive Plan,
(ii) 400,000 shares of Common Stock available for issuance under the Company's 1999 Director Stock Option Plan, (iii) 1,000,000 shares of Common Stock available for issuance under the Company's Employee Stock Purchase Plan, and
(iv) and 1,940,000 shares of Common Stock available for issuance under the YourPharmacy.com, Inc. 1999 Stock Option Plan (collectively, the "Plans"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                  Very truly yours,


                                  /s/ Gunderson Dettmer Stough Villeneuve
                                      Franklin & Hachigian, LLP
                                  ______________________________________________
                                  Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP